EXHIBIT 99.2

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875
EPL Announces Refinancing
PIK Notes to Be Redeemed on June 28, 2010
EPL Names Gary Hanna, EPL’s CEO, to its Board of Directors
New Orleans, Louisiana, June 17, 2010...Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) announces it has reached agreement on an amendment to its $125 million Senior Secured Credit Facility (Credit Facility) with General Electric Capital Corporation which will enable it to redeem its outstanding Senior Subordinated PIK Notes due 2014 (the Notes). The Credit Facility will be resized effective upon the redemption of the Notes to provide for an initial $70 million borrowing base that will support a new $25 million term loan and a three-year revolving credit facility with $45 million of availability that is expected to be undrawn at closing. The optional redemption of the Notes carries no prepayment premium and will be funded with cash on hand and funds available under the Credit Facility. As a result of these actions, EPL expects to end the quarter with net cash and in excess of $70 million of liquidity.
The redemption notice that was sent by the indenture trustee to holders of the Notes provides for a redemption date of June 28, 2010 and a payment totaling $70.9 million of principal and accrued interest in connection with the redemption of those Notes.
Gary C. Hanna, EPL’s CEO stated, “Refinancing our subordinated debt to reduce our cost of capital was a top priority in 2010, and we are pleased to announce that this is now on track to be accomplished during the second quarter consistent with our previously expressed intent. The impact of the Notes to our P&L for this year alone was projected to be approximately $0.35 cents per share. This refinancing establishes a capital structure and cost consistent with the improved financial strength of the organization. Our Company is both operationally and financially solid, borne out of our comprehensive restructuring and ongoing operational initiatives. Zero net debt coupled with our growing liquidity provides us with substantial flexibility towards maximizing stockholder value.”
EPL’s Board of Directors is also pleased to announce that its size has been increased to six and that Mr. Hanna has been appointed to the board. Marc McCarthy, EPL’s Chairman commented, “Gary has done an excellent job during his time with the Company restoring stability and enhancing operations and management. He has been the right leader for the organization during its period of change helping to refocus the company for the future. We are glad to welcome his participation and insight on the board.” Mr. Hanna joined EPL in September 2009 as Chief Executive Officer. He has nearly 30 years of executive experience in the energy sector primarily in the Gulf of Mexico and the mid-continent. He has served in various management capacities for a number of energy service companies and E&P companies, including Tetra Technologies, Inc., Maritech Resources, Gulfport Energy Corporation and DLB Oil & Gas, Inc.
Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on offshore Louisiana. For more information, please visit www.eplweb.com.
Investors/Media
T.J. Thom, Chief Financial Officer
504-799-1902
tthom@eplweb.com
Forward-Looking Statements
This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).
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